EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the Dec, 2017 (the "Effective Date"), between Tri-County Financial Group, Inc., a Delaware corporation ("Employer"), and Timothy J. McConville ("Executive").

RECITALS

A. Employer wishes to continue to employ Executive as President and Chief Executive Officer and as President and Chief Executive Officer of First State Bank, a wholly owned banking subsidiary of Employer (the "Bank"), for a specified term and Executive is willing to continue such employment upon the terms and conditions hereinafter set forth.

B. Employer recognizes that circumstances may arise in which a change of control of Employer, through acquisition or otherwise, may occur thereby causing uncertainty of employment without regard to the competence or past contributions of Executive, which uncertainty may result in the loss of valuable services of Executive, and Employer and Executive wish to provide reasonable security to Executive against changes in the employment relationship in the event of any such change of control.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter contained, it is covenanted and agreed by and between the parties hereto as follows:

AGREEMENTS

1. Term with Automatic Renewal Provisions. Executive's employment hereunder shall be for a term of two (2) years commencing as of the Effective Date, which term shall automatically renew and extend for one (1) additional year on each anniversary of the Effective Date, unless terminated by either party hereto effective as of the last day of the then current term by written notice to that effect delivered to the other party not less than thirty (30) days prior to the next succeeding anniversary of the Effective Date.

2. Position and Duties. As of the Effective Date, Employer hereby employs Executive as set forth in the recitals above or in such other senior executive capacity as shall be mutually agreed between Employer and Executive. During the period of Executive's employment hereunder, Executive shall devote Executive's best efforts and substantially full business time, energy, skills and attention to the business and affairs of Employer and the Bank. Executive's duties and authority shall consist of and include all duties and authority set forth herein and those others that are customarily performed and held by persons holding equivalent positions with business organizations similar in nature and size to Employer, as such duties and authority are reasonably defined, modified and delegated from time to time by the Board of Directors of the Employer ("Employer Board") or the Board of Directors of the Bank (the "Bank Board"). Executive shall have the powers necessary to perform the duties assigned to Executive and shall be provided such supporting services, staff, secretarial and other assistance, office space and accoutrements as shall be reasonably necessary and appropriate in the light of such assigned duties.

3. **Compensation.** As compensation for the services to be provided by Executive hereunder, Executive shall receive the following compensation, expense reimbursement and other benefits:

(a) **Base Compensation.** Effective as of the Effective Date, Executive shall receive an aggregate annual minimum base salary at the rate of ____________ ($________) payable in installments in accordance with the regular payroll schedule of Employer ("Base Salary"). Executive's Base Salary shall be subject to annual review and shall be maintained or increased during the term hereof in accordance with Employer's established management compensation policies and plans.

(b) **Performance Bonus**. Executive may receive an annual performance bonus, payable within two and one-half months after the end of the fiscal year of Employer during which it is earned. The amount of such bonus, if any, shall be determined by the Employer Board in its sole discretion and shall generally be based on a combination of organization-wide and individual performance criteria. Any performance bonus shall not be considered earned until the Employer Board has made all determinations and taken all actions necessary to establish such performance bonus.

(c) **Reimbursement of Expenses.** Executive shall be reimbursed, upon submission of appropriate vouchers and supporting documentation, for all travel, entertainment and other out-of-pocket expenses reasonably and necessarily incurred by Executive in the performance of Executive's duties hereunder, and Executive shall be entitled to attend seminars, conferences and meetings relating to the business of Bank consistent with Bank's established policies in that regard.

(d) **Other Benefits.** Executive shall be entitled to all benefits, plans, and perquisites specifically established for Executive and, when and to the extent Executive is eligible therefor, to participate in all plans and benefits generally accorded to similarly situated employees of Employer.

(e) **Vacations.** Executive shall be entitled to an annual vacation in accordance with the vacation policy of Bank, which vacation shall be taken at a time or times mutually agreeable to Bank and Executive.

4. **Confidentiality and Loyalty.** Executive acknowledges that during the course of Executive's employment Executive has and will continue to produce and have access to material, records, data, trade secrets and information not generally available to the public (collectively, "Confidential Information") regarding Employer and its subsidiaries and affiliates. Accordingly, during and subsequent to termination of this Agreement, Executive shall hold in confidence and not directly or indirectly disclose, use, copy or make lists of any such Confidential Information, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by Employer, required by a law or any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with performance by Executive of Executive's duties hereunder. All property, records, files, documents and other materials or copies thereof relating to the businesses of Employer or its subsidiaries or affiliates which Executive shall prepare or use, shall be and

remain the sole property of Employer, shall not be removed from the premises of Employer or its subsidiaries without Employer's written consent, and shall be promptly returned to Employer upon termination of Executive's employment hereunder. Executive agrees to abide by Employer's reasonable policies, as in effect from time to time, respecting avoidance of interests conflicting with those of Employer. Executive acknowledges that the restrictions contained in this Section 4 (Confidentiality and Loyalty) are reasonable and necessary for the protection of the legitimate business interests of Employer, that any violation of these restrictions would cause substantial injury to Employer and such interests, that Employer would not have entered into this Agreement with Executive without receiving the additional consideration offered by Executive in binding himself to these restrictions and that such restrictions were a material inducement to Employer to enter into this Agreement. In the event of any violation or threatened violation of these restrictions, Employer, in addition to and not in limitation of, any other rights, remedies or damages available to Employer under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by Executive and any and all persons directly or indirectly acting for or with Executive, as the case may be.

5. Termination.

(a) Employment At Will. Either Employer or Executive may terminate this Agreement and Executive's employment hereunder with or without cause by delivering written notice of termination to the other party no less than thirty (30) days before the effective date of termination, which date will be specified in the notice of termination. Employer shall pay to Executive any Base Salary earned and accrued by Executive only through the date of such termination and Employer shall have no further obligations to Executive under the terms of this Agreement, but Executive's obligations under Section 4 (Confidentiality and Loyalty) shall survive and continue beyond such termination as provided herein.

(b) Termination upon Change of Control.

(i) In the event of a Change of Control (as defined below) of Employer and the termination of Executive's employment under this paragraph (i), Executive shall be entitled to a lump sum payment from Employer on the first Employer payroll date following the Release Effective Date equal to the sum of: (x) Two Hundred Percent (200%) of Executive's then current annual Base Salary; and (y) Two Hundred Percent (200%) of the annual average of the annual cash bonus, if any, paid to Executive during the three (3) year period immediately prior to the Change of Control (provided if the Executive has not been employed for at least three (3) such years, the annual average for that many years the Executive has been employed by Employer). Employer shall also continue for two (2) years following such termination to provide Executive and Executive's immediate family, at the expense of Employer, with continuing coverage under all existing health insurance programs, provided that, to the extent Executive paid a portion of the premium for such benefit while employed, Executive shall continue to pay such portion during the period of continuation hereunder and provided further, that if such benefit is subject to the health care continuation rules of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") then any period of continuation hereunder shall be credited against the continuation rights under COBRA and Executive will be required to complete all COBRA election and other forms and provided further, that such continuing coverage shall be provided only to the extent that it does not result in any additional tax or other penalty being imposed on Employer or an affiliate

or violate any nondiscrimination requirements then applicable with respect to the applicable plans. There shall be deemed to be a termination of Executive's employment under this paragraph (i) if either (A) Executive terminates Executive's employment under this Agreement by a written notice to that effect delivered to Employer, or its successor, within one hundred eighty (180) days after a Change of Control; or (B) Executive is terminated by Employer, or its successor, within the one (1) year period following the Change of Control.

(ii) For purposes of this paragraph, the term "Change of Control" shall mean the following:

(A) The consummation of the acquisition by any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty-one percent (51%) or more of the combined voting power of Employer's then outstanding voting securities;

(B) During any twelve (12)-month period, the individuals who, as of the Effective Date, are members of the Employer Board cease for any reason to constitute a majority of the Employer Board, unless the election, or nomination for election by the stockholders, of any new director was approved by a vote of a majority of the Employer Board, and such new director shall, for purposes of this Agreement, be considered as a member of the Employer Board; or

(C) Consummation of: (1) a merger or consolidation if the stockholders immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than sixty-seven percent (67%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities outstanding immediately before such merger or consolidation; or (2) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the assets of Employer.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because fifty-one percent (51%) or more of the combined voting power of the then outstanding voting securities of Employer is acquired by: (1) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of Employer; or (2) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders in the same proportion as their ownership of stock immediately prior to such acquisition.

Further notwithstanding the foregoing, in the event that any amount or benefit under this Agreement constitutes deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and the settlement of or distribution of such amount or benefit is to be triggered by a Change of Control, then such settlement or distribution shall be subject to the event constituting the Change of Control also constituting a "change in control event" under Code Section 409A.

(iii) **Section 280G Limitation.** It is the intention of the parties hereto that no portion of any payment under this Agreement, or payments to or for the benefit of Executive under any other agreement or plan, be deemed to be an "Excess Parachute Payment" (as defined in Code Section 280G). The present value of payments to or for the benefit of Executive in the nature of compensation, receipt of which is contingent on a Change of Control, and to which Code Section 280G applies (in the aggregate "Total Payments") shall not exceed an amount equal to one dollar ($1.00) less than the maximum amount that Employer may pay without loss of deduction under Code Section 280G(a). Present value for purposes of this Agreement shall be calculated in accordance with Code Section 280G(d)(4). Within one hundred twenty (120) days following the earlier of (A) the giving of the notice of termination or (B) the giving of notice by Employer to Executive of its belief that there is a payment or benefit due Executive that will result in an Excess Parachute Payment, the parties hereto, at Employer's expense, shall obtain the opinion of an independent, nationally recognized accounting firm approved by the parties, where such approval shall not be unreasonably withheld by either party ("Independent Advisor"), which opinion need not be unqualified, which sets forth (1) Executive's applicable "base amount" (as defined under Code Section 280G), (2) the present value of Total Payments and (3) the amount and present value of any Excess Parachute Payments. In the event that such opinion determines that there would be an Excess Parachute Payment, the payment hereunder or any other payment determined by such Independent Advisor to be includable in Total Payments shall be modified, reduced or eliminated, in accordance with Code Section 409A, as specified by Executive in writing delivered to Employer within ninety (90) days of Executive's receipt of such opinions or, if Executive fails to so notify Employer, then as Employer shall reasonably determine, so that under the bases of calculation set forth in such opinions there will be no Excess Parachute Payment. The provisions of this paragraph, including without limitation the calculations, notices and opinion provided for herein, shall be based upon the conclusive presumption that (aa) the compensation and benefits provided for in Section 5 hereof and (bb) any other compensation earned by Executive pursuant to Employer's compensation programs that would have been paid in any event, are reasonable compensation for services rendered, even though the timing of such payment may be triggered by a Change of Control. The parties hereto hereby recognize that the restrictive covenants under Section **Error! Reference source not found.** hereof have value that is equivalent in amount to some or all of the severance amounts payable hereunder (and potentially other termination benefits) and that such value shall be recognized in the Code Section 280G calculations contemplated hereunder. The Independent Advisor shall make the determination of the actual fair market value of the restrictive covenants under Section **Error! Reference source not found.** hereof at the time of the Change of Control.

(c) Regulatory Suspension and Termination.

(i) If Executive is suspended from office or temporarily prohibited from participating in the conduct of the affairs of Employer or any of Employer's banking subsidiaries by a notice served under Section 8(e)(3) (12 U.S.C. § 1818(e)(3)) or 8(g) (12 U.S.C. § 1818(g)) of the FDIA, Employer's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Employer shall (A) pay Executive all or part of the compensation withheld while Employer's contract obligations were suspended and (B) reinstate (in whole or in part) any of the obligations which were suspended, in each case in accordance with Code Section 409A.

(ii) If Executive is removed or permanently prohibited from participating in the conduct of the affairs of Employer or any of Employer's banking subsidiaries by an order issued under Section 8(e) (12 U.S.C. § 1818(e)) or 8(g) (12 U.S.C. § 1818(g)) of the FDIA, all obligations of Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties hereto shall not be affected.

(iii) If Employer is in default as defined in Section 3(x) (12 U.S.C. § 1813(x)(1)) of the FDIA, all obligations of Employer under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the parties hereto.

(iv) All obligations of Employer under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the institution by the Federal Deposit Insurance Corporation (the "FDIC"), at the time the FDIC enters into an agreement to provide assistance to or on behalf of any of Employer's banking subsidiaries for which Executive is then serving or has served as an officer under the authority contained in Section 13(c) (12 U.S.C. § 1823(c)) of the FDIA, or when any of Employer's banking subsidiaries for which Executive is then serving or has served as an officer is determined by the FDIC to be in an unsafe or unsound condition. Any rights of the parties hereto that have already vested, however, shall not be affected by such action.

(v) Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) (12 U.S.C. §1828(k)) of the Federal Deposition Insurance Act, as amended, and any regulations promulgated thereunder.

(d) **<u>Release</u>.** Notwithstanding any provision of this Agreement to the contrary, no payments or benefits shall be owed to Executive under this Section 5 following the termination of Executive's employment for any reason (except for Base Salary as shall have accrued through the effective date of such termination) unless Executive executes and delivers to Employer a general release and waiver of claims against Employer in a form acceptable to Employer within forty-five (45) days following such termination, and any applicable revocation period has expired prior to the sixtieth (60th) day following such termination (the "Release Effective Date").

(e) **<u>No Other Benefits</u>.** Except as specifically provided herein, Employer shall have no further obligations to Executive under this Agreement following Executive's termination of employment for any reason.

(f) **<u>Removal from any Boards and Positions</u>.** Unless otherwise specifically agreed to in writing by the Employer, upon Executive's termination of employment for any reason, Executive shall be deemed to resign (i) if a member, from any board to which Executive has been appointed or nominated by or on behalf of Employer or an affiliate, (ii) from each position with Employer or any affiliate, including without limitation as an officer of Employer or any affiliate and (iii) as a fiduciary of any employee benefit plan of Employer or any affiliate.

6. **<u>Intercorporate Transfers</u>.** If Executive shall be voluntarily transferred to an affiliate of Employer, such transfer shall not be deemed to terminate or modify this Agreement and the employing corporation to which Executive shall have been transferred shall, for all

purposes of this Agreement, be construed as standing in the same place and stead as Employer as of the date of such transfer. For purposes hereof, an affiliate of Employer shall mean any corporation directly or indirectly controlling, controlled by, or under common control with Employer.

7. **Interest in Assets.** Neither Executive nor Executive's estate shall acquire hereunder any rights in funds or assets of Employer, otherwise than by and through the actual payment of amounts payable hereunder; nor shall Executive or Executive's estate have any power to transfer, assign, anticipate, hypothecate or otherwise encumber in advance any of said payments; nor shall any of such payments be subject to seizure for the payment of any debt, judgment, alimony, separate maintenance or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise of Executive.

8. **General Provisions.**

(a) **Successors; Assignment**. This Agreement shall be binding upon and inure to the benefit of Executive, Employer and Executive's and its respective personal representatives, Employer's successors and assigns, and any successor or assign of Employer shall be deemed the "Employer" hereunder.

(b) **Entire Agreement; Modifications.** This Agreement constitutes the entire agreement between the parties respecting the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral. Except as otherwise explicitly provided herein, this Agreement may not be amended or modified except by written agreement signed by Executive and Employer.

(c) **Survival.** The provisions of Section 4 (Confidentiality and Loyalty) shall survive the expiration or termination of this Agreement for any reason.

(d) **Enforcement and Governing Law.** The provisions of this Agreement shall be regarded as divisible and separate; if any of said provisions should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. This Agreement shall be construed and the legal relations of the parties hereto shall be determined in accordance with the laws of the State of Illinois without reference to the law regarding conflicts of law.

(e) **Arbitration**. Each and every dispute, controversy and contested factual and legal determination arising under or in connection with this Agreement or Executive's employment by Employer shall be committed to and be resolved exclusively through the arbitration process, in an arbitration proceeding, conducted by a single arbitrator sitting in Chicago, Illinois, in accordance with the rules of JAMS then in effect. The arbitrator shall be selected by the parties hereto from a list of eleven (11) arbitrators provided by JAMS, provided that no arbitrator shall be related to or affiliated with either of the parties. No later than ten (10) days after the list of proposed arbitrators is received by the parties, the parties, or their respective representatives, shall meet at a mutually convenient location in Chicago, Illinois, or telephonically. At that meeting, the party who sought arbitration shall eliminate one (1) proposed arbitrator and then the other party shall eliminate one (1) proposed arbitrator. The parties shall continue to alternatively eliminate names

from the list of proposed arbitrators in this manner until each party has eliminated five (5) proposed arbitrators. The remaining arbitrator shall arbitrate the dispute. Employment claims subject to arbitration hereunder shall include, but shall not be limited to, those arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, including the amendments of the Civil Rights Act of 1991, the Americans with Disabilities Act, the law of contract, the law of tort, and other claims under federal, state or local statutes, ordinances and rules or the common law. Judgment may be entered on the arbitrator's award in any court having jurisdiction, including, if applicable, entry of a permanent injunction under such subparagraph (b) of Section 6.

(f) **Legal Fees.** All reasonable legal fees paid or incurred in connection with any dispute or question of interpretation relating to this Agreement shall be paid to the party hereto who is successful on the merits by the other party.

(g) **Waiver.** No waiver by either party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party, shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(h) **Notices.** Notices pursuant to this Agreement shall be in writing and shall be deemed given when received; and, if mailed, shall be mailed by United States registered or certified mail, return receipt requested, postage prepaid; and if to Employer, addressed to the principal headquarters of Employer, attention: Chairman; or, if to Executive, to the address set forth below Executive's signature on this Agreement, or to such other address as the party to be notified shall have given to the other.

(i) **Withholding.** Employer or the Bank, as applicable, shall be entitled to withhold from amounts payable to Executive hereunder, any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold. Employer shall be entitled to rely upon the opinion of its legal counsel with regard to any question concerning the amount or requirement of any such withholding.

(j) **Code Section 409A.** To the extent any provision of this Agreement or action by Employer would subject Executive to liability for interest or additional taxes under Code Section 409A, it shall be deemed null and void, to the extent permitted by law and deemed advisable by Employer. It is intended that this Agreement will comply with Code Section 409A, and this Agreement shall be administered accordingly and interpreted and construed on a basis consistent with such intent. Notwithstanding any provision of this Agreement to the contrary, no termination or similar payments or benefits shall be payable hereunder on account of Executive's termination of employment unless such termination constitutes a "separation from service" within the meaning of Code Section 409A. For purposes of Code Section 409A, all installment payments of deferred compensation made hereunder, or pursuant to another plan or arrangement, shall be deemed to be separate payments. To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Code Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv). This Agreement may be amended to the extent necessary (including retroactively) by Employer to avoid the application of taxes or interest under Code Section 409A, while maintaining to the maximum

extent practicable the original intent of this Agreement. This paragraph shall not be construed as a guarantee of any particular tax effect for Executive's benefits under this Agreement and Employer does not guarantee that any such benefits will satisfy the provisions of Code Section 409A or any other provision of the Code.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

TRI-COUNTY FINANCIAL GROUP, INC.	**EXECUTIVE**
By: Kent W. Carnahan	By: Tim McConville
Print Name: Kent Carnahan	Timothy J. McConville
Its: Chairman	